Corporate Contact:
Terry Howlett, President/CEO
Skinvisible Pharmaceuticals, Inc
Phone: 702-433-7154
Email: info@skinvisible.com

SKINVISIBLE ANNOUNCES LICENSING AGREEMENT FOR ADAPALENE
The Company’s first acne product enters the $2.8 billion worldwide market

Las Vegas, Nevada – January 30, 2008 - Skinvisible, Inc. (OTCBB: SKVI / www.skinvisible.com), a research and development company focused on formulating and enhancing patented dermatology products with their proprietary polymer delivery system Invisicare®, announced it has signed an exclusive licensing agreement with Panalab Internacional S.A. (“Panalab”). The Agreement is for the right to develop and commercialize Skinvisible’s prescription anti-acne products formulated with adapalene and Invisicare® in Argentina, Brazil and Chile.

Under the terms of the agreement Panalab, a multi-national dermatology company headquartered in Panama with subsidiaries and partners in most Latin American countries, will be responsible for filing and obtaining marketing approval in the countries they have licensed.  While all terms of the agreement were not disclosed, Skinvisible will receive a research and development fee plus a licensing fee allocated as an upfront fee plus milestone payments. In addition the Company will receive royalties based on revenues generated by the sale of the products.   According to the agreement, Panalab will have the right to manufacture, distribute, market, sell and promote the adapalene formulations in the specified territory.

“We are very pleased to sign this agreement with Panalab brought to us by Riley-Nacht, LLC, one of our pharmaceutical consulting firms representing our products and technology to international pharmaceutical and cosmeceutical companies." said Mr. Terry Howlett, President / CEO of Skinvisible.  “The acne market is extremely large, with retinoids like adapalene making up the largest portion with over 60% market share.  We are entering the acne market with adapalene as it is the market leader and we are confident that dermatology companies will be interested in obtaining the rights to our Invisicare formulations incorporating adapalene, especially with our ability to seek patent protection for these products in the United States.”

Skinvisible continually looks for active ingredients in dermatology products where patents are expiring such as adapalene. Adapalene was approved for the treatment of acne in 1996 by the U.S. Food and Drug Administration and will come off patent in 2010 in the United States. For the countries where no patent exists and for future U.S. distribution, Skinvisible has successfully developed both a gel and cream adapalene based product made with Invisicare and has applied for new patents. Adapalene is generic in many countries and Skinvisible is seeking to license the new formulas in those countries.

About Skinvisible Pharmaceuticals, Inc.
Skinvisible Pharmaceuticals, a wholly owned subsidiary of Skinvisible Inc., is a research-and-development company whose primary business objective is to license its proprietary formulations with Invisicare to pharmaceutical and cosmeceutical companies as well as assisting companies in revitalizing or enhancing their existing skin care products. Skinvisible receives a combination of research and development fees, upfront license fees, and ongoing royalties for the life of the patent.   www.skinvisible.com

About Invisicare®
Invisicare is a patented polymer delivery system developed to hold active ingredients topically on the skin for extended periods of time. Other key benefits include its ability to gradually release active ingredients which reduces skin irritation and increases efficacy, it is non-occlusive on the skin and new patents can be issued for products formulated with Invisicare. The Company has developed a portfolio of topical products using Invisicare for the dermatology and cosmeceutical industries.   www.invisicare.com

Forward-Looking Statements
This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10K for the quarter ending October 31, 2007)